Exhibit 99.1

Sunnova Reports Fourth Quarter and Full Year 2024 Financial Results

2024 and Recent Highlights

•Increased total cumulative solar power generation and energy storage under management to 3.0 gigawatts and 1,662 megawatt hours, respectively, as of December 31, 2024
•Grew total cash by 11% to $548 million as of December 31, 2024
•Announced a further optimization of operations estimated to reduce annual cash costs by $70 million
•Signed a $185 million non-recourse asset-based loan facility providing additional working capital, facility expected to close and fund in the coming days subject to customary closing conditions

HOUSTON, March 3, 2025 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), a leading adaptive energy services company, today announced financial results for the fourth quarter and full year ended December 31, 2024.

"Total cash increased by 11% in 2024.This was accomplished without issuing new corporate capital. While total cash increased, unrestricted cash remained relatively flat, below our estimated $100 million increase. This miss was primarily due to lower tax equity contributions stemming from timing delays of ITC sales, fewer installed systems, and funds received in December classified as restricted,” said William J. (John) Berger, Sunnova's founder and CEO.

Berger continued, "During 2024 and the first two months of 2025 we acted on several initiatives, including mandating domestic content for our dealers to increase our weighted average ITC percentage, raising price, simplifying our business to reduce costs, and changing dealer payment terms to align with our own funding sources. We believe, these actions better position Sunnova in the current environment and support positive cash in 2025 and beyond."

2024 Results

Customer agreements and incentives revenue, which is core to our business operations, increased by 43% (+$163.4 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in the number of solar energy systems in service and an increase in revenue generated per system due to slightly larger average system sizes and higher battery attachment rates, which increased from 27% for the year ended December 31, 2023 to 34% for the year ended December 31, 2024.

SREC revenue increased by 16% (+$8.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in SREC volume in Massachusetts, resulting in an increase in revenue of $5.0 million, an increase in SREC volume in Pennsylvania, resulting in an increase in revenue of $2.4 million, and an increase in SREC volume in New Jersey, resulting in an increase in revenue of $5.5 million, partially offset by a decrease in average SREC prices in New Jersey, resulting in a decrease in revenue of $4.6 million. The amount of SREC revenue recognized in each period is also affected by the total number of solar energy systems, weather seasonality and hedge and spot prices associated with the timing of the sale of SRECs.

Loan revenue increased by 38% (+$13.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in the weighted average number of systems with loan agreements, which increased from 85,800 for the year ended December 31, 2023 to 103,400 for the year ended December 31, 2024 (+21%). Loan revenue, on a weighted average number of systems basis, increased from $405 per system for the year ended December 31, 2023 to $464 per system for the same period in 2024 (+15%) primarily due to an increase in higher priced products being placed in service. Service revenue decreased by 27% (-$4.4 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to a decrease in the number of one-time transactions for repair services related to third-party solar energy systems.

Solar energy system and product sales revenue decreased by 13% (-$44.1 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to decreases in inventory sales revenue, which is non-core to our business operations, and direct sales revenue, partially offset by an increase in cash sales revenue that increased due to an increase in customers. Inventory sales revenue decreased by 43% (-$79.6 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to our strategic focus to shift away from buying inventory to resell to our dealers or other parties in order to focus on our core business of providing energy services to our customers. Direct sales revenue decreased by 19% (-$11.2 million) in the year ended December 31, 2024 compared to the year ended

December 31, 2023 primarily due to a 20% decrease in the number of direct sales solar energy systems and energy storage systems placed in service in 2024 when compared to the same period in 2023. This decrease is partially due to a reduction in our direct sales resources that have been redeployed to other functions and partially due to a change to our in-service methodology in mid-2024 to require additional procedures; thus, these projects now take longer to be placed in service. Cash sales revenue increased by 49% (+$46.7 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in the number of cash sales customers. This increase in customers is primarily due to more cash sales of storage and solar systems in 2024 whereas only solar systems were sold in 2023. The number of cash sales customers increased from 5,800 for the year ended December 31, 2023 to 7,200 for the year ended December 31, 2024 (+24%). On a per customer basis, cash sales revenue increased from $16,564 per customer for the year ended December 31, 2023 to $19,831 per customer for the same period in 2024 (+20%) primarily due to larger system sizes with more storage included and thus, higher revenue (and higher associated costs).

Cost of revenue—customer agreements and incentives, which is core to our business operations, increased by 43% (+$64.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in depreciation related to solar energy systems and energy storage systems, which increased by 46% (+$60.0 million). This increase is aligned with the related revenue discussed above, which increased by 53%, and is primarily due to an increase in the weighted average number of PPA and lease systems from 168,500 for the year ended December 31, 2023 to 230,600 for the year ended December 31, 2024 (+37%). On a weighted average number of systems basis, depreciation related to solar energy systems and energy storage systems increased from $773 per system for the year ended December 31, 2023 to $825 per system for the same period in 2024 (+7%). This overall increase is primarily due to a higher percentage of solar energy systems with storage and slightly larger average system sizes.

Cost of revenue related to service customers, loan agreements and underwriting costs (such as credit checks, title searches and the amortization of UCC filing costs) for new customers and solar energy systems increased by 22% (+$4.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to increases in costs related to SRECs of $3.2 million, loan agreements of $1.6 million and UCC filings of $1.1 million, partially offset by a decrease of $1.9 million in internal labor costs to perform maintenance services in-house for third party contracts due to lower activity.

Cost of revenue—solar energy system and product sales decreased by 10% (-$28.7 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to a decrease in inventory sales costs, which is non-core to our business operations, partially offset by increases in cash sales costs that increased due to an increase in customers and direct sales costs. Inventory sales costs decreased by 41% (-$73.0 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to our strategic focus to shift away from buying inventory to resell to our dealers or other parties in order to focus on our core business of providing energy services to our customers. Cash sales costs increased by 62% (+$32.6 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in the number of cash sales customers. This increase in customers is primarily due to more cash sales of storage and solar systems in 2024 whereas only solar systems were sold in 2023. The number of cash sales customers increased from 5,800 for the year ended December 31, 2023 to 7,200 for the year ended December 31, 2024 (+24%). On a per customer basis, cash sales costs increased from $9,077 per customer for the year ended December 31, 2023 to $11,835 per customer for the same period in 2024 (+30%) primarily due to larger system sizes with more storage included and thus, higher costs. Direct sales costs increased by 24% (+$11.5 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023. This increase is primarily due to an increase in direct sales leases and PPAs installed, which have a higher cost basis than the direct sales loans we principally sold in 2023.Cost of revenue related to service customers, loan agreements and underwriting costs (such as credit checks, title searches and the amortization of UCC filing costs) for new customers and solar energy systems increased by 22% (+$4.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to increases in costs related to SRECs of $3.2 million, loan agreements of $1.6 million and UCC filings of $1.1 million, partially offset by a decrease of $1.9 million in internal labor costs to perform maintenance services in-house for third party contracts due to lower activity.

Operations and maintenance expense increased by 8% (+$8.0 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to an increase in charges recognized for non-recoverable costs from terminated dealers of $11.5 million. We recognized impairments on costs paid to certain terminated dealers for work-in-progress solar energy systems and energy storage systems that have cancelled or are estimated to cancel and are not expected to be recovered, along with unearned portions of exclusivity and bonus payments tied to such dealers, which we estimate are not recoverable. We may continue to incur charges of this nature. The increase is also due to (a) charges recognized for non-recoverable prepaid design and engineering costs of $4.0 million, (b) an increase in property insurance costs of $3.6 million due to more assets to insure and an increase in overall premium costs and (c) an increase in other impairments of $2.5 million. This increase is partially offset by decreases in costs related to the maintenance and servicing of solar energy systems and energy storage systems of $7.7 million and inventory-related impairments of $5.5 million. We consider the inventory-related impairments of

$20.0 million and $25.6 million in the years ended December 31, 2024 and 2023, respectively, to be non-core in nature and do not expect these types of impairments in the future to be as significant due to our shift in strategic focus in the latter half of 2023 to pivot away from buying inventory to resell in order to focus on our core business of providing energy services to our customers.

General and administrative expense increased by 19% (+$74.8 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023, which was reflective of our commitment to proactively expand our platform to serve a consistently growing base of customers and other stakeholders. Payroll and employee related expenses increased by 15% (+$28.4 million) primarily due to the additional employees we hired to serve our growing customer base and to perform maintenance services in-house rather than by third parties (which increased by 12%, or +$6.2 million) related to maintaining and servicing solar energy systems. We believe expanding our team in this area will position us to reduce third-party expense that supports our core business. However, our number of employees decreased by 12% from 2,047 at December 31, 2023 to 1,796 at December 31, 2024. Payroll and employee-related expenses for employees not related to the operations and maintenance work for our customers increased by 16% (+$22.3 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023. Depreciation expense not related to solar energy systems and energy storage systems increased by 67% (+$15.6 million) primarily related to our software and business technology projects, for which depreciation on those assets increased by 72% (+$15.0 million) primarily due to an additional $24.7 million of capitalized software and business technology projects being placed in service during the prior twelve months. Financing deal costs increased by $12.8 million primarily due to non-utilization fees for certain tax equity funds. Consultants, contractors and professional fees increased by 22% (+$8.1 million), software and business technology expense increased by 25% (+$6.7 million), and legal, insurance, office and business travel costs increased by 4% (+$1.5 million) all due to the growth in our customers.

The provision for current expected credit losses decreased by 24% (-$11.1 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to a lower volume of loan originations in 2024 compared to 2023 and the sale of certain accessory loans in 2024.

Other operating (income) expense changed by $21.5 million in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to a loss on sales of customer notes receivable of $43.4 million, partially offset by changes in the fair value of certain financial instruments and contingent consideration of $20.5 million.

Interest expense, net increased by 32% (+$119.2 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023. This increase was primarily due to (a) an increase in interest expense of $125.2 million primarily due to higher levels of average debt outstanding in the year ended December 31, 2024 by 25% (+$1.6 billion) compared to the same period in 2023, resulting in an increase in interest expense of $67.7 million, and an increase in the weighted average interest rates by 0.73%, resulting in an increase in interest expense of $55.3 million, (b) an increase in amortization of deferred financing costs of $34.0 million, (c) an increase in amortization of debt discounts of $11.0 million and (d) a decrease in realized gains on derivatives of $5.6 million, partially offset by a decrease in unrealized losses on derivatives of $63.5 million.

Interest income increased by 29% (+$34.0 million) in the year ended December 31, 2024 compared to the year ended December 31, 2023. This increase was primarily due to an increase in interest income from our loan agreements of 32% (+$31.7 million). The weighted average number of systems with loan agreements, including accessory loans, increased from approximately 120,400 for the year ended December 31, 2023 to approximately 128,800 for the year ended December 31, 2024. On a weighted average number of systems basis, loan interest income increased from $821 per system for the year ended December 31, 2023 to $1,014 per system for the year ended December 31, 2024 primarily due to the sale of certain accessory loans during 2024, which generate less interest income than non-accessory loans.

Income tax benefit increased by $143.5 million in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to ITC sales that resulted in an increase to income tax benefit of $141.2 million.

Net loss attributable to redeemable noncontrolling interests and noncontrolling interests decreased by $4.6 million in the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily due to a decrease in loss attributable to redeemable noncontrolling interests and noncontrolling interests from tax equity funds added in 2022, 2023 and 2024. In addition to the net loss attributable to redeemable noncontrolling interests and noncontrolling interests, total stockholders' equity is increasing as a result of the equity in subsidiaries attributable to parent. This is a result of solar energy systems being sold to the tax equity partnerships at fair market value, which exceeds the cost reflected in the solar energy systems on the Consolidated Balance Sheets.

Liquidity & Capital Resources

As of December 31, 2024, we had total cash and restricted cash of $548.1 million, of which $211.2 million was unrestricted cash, and $623.8 million of available borrowing capacity under our various debt financing arrangements. As of December 31, 2024, we also had undrawn committed capital of $537.3 million under our tax equity funds, which may only be used to purchase and install solar energy systems.

Term Loan Agreement

On March 2, 2025, Sunnova Solstice Borrower, LLC, a Delaware limited liability company (the “Borrower”) and an indirect wholly owned subsidiary of Sunnova Energy International Inc. (the “Company”), entered into a Term Loan Agreement (the “Loan Agreement”), by and among the Borrower, the lenders from time to time party thereto (collectively, the “Lenders” and each individually a “Lender”), and Wilmington Trust, National Association, as Agent (the “Agent”). The Loan Agreement provides for a $185 million secured term loan facility (the “Facility”), subject to customary closing conditions. The scheduled maturity date of the Loan Agreement is the earlier of (a) three years from the closing date and (b) acceleration following the occurrence of an event of default, as defined in the Loan Agreement. The Company intends to use the proceeds from the Facility for general working capital purposes.

The Facility bears interest at a rate of 15.00% per annum. Interest may be paid in kind to the extent cash flows are insufficient to make cash interest payments on any scheduled payment date. The Borrower may prepay the Facility in full or in part at any time, subject to a minimum repayment equal to a Minimum Multiple of Invested Capital (“MOIC”) of 1.30x.

In connection with the transaction, the Company has agreed to provide the Lenders $10 million in the form of original issue discount or a cash fee. Such amount would be included in the calculation of any MOIC that may be payable in connection with any prepayment.

The Facility will be secured by, and payable from the cash flow generated by, among other things, (a) a pledge of the membership interests of the Borrower by its direct parent entity, Sunnova Solstice Pledgor, LLC, (b) a pledge of the membership interests in the Borrower’s subsidiaries at closing that directly or indirectly own the membership interests in the issuers of the Company’s existing securitization transactions (other than 2023-GRID1 (Hestia I), 2024-GRID1 (Hestia II), RAYSI 2019-1 and RAYSI 2019-2 (RAYS I)) and (c) all assets of Borrower, its direct subsidiary Sunnova Solstice Holdings, LLC, its direct subsidiaries Sunnova Solstice ABS HoldCo, LLC and Sunnova Solstice ABS HoldCo II, LLC and each of their respective direct subsidiaries up to the parent of a subsidiary that is a “Depositor” under an existing securitization transaction, in each case who collectively, indirectly own the membership interests in the issuers of the Company’s existing securitization transactions, but in each case of (a), (b) and (c), excluding certain equity interests for regulatory risk retention purposes.

The Loan Agreement includes (i) customary affirmative covenants including, but not limited to, reporting, notice and information obligations, maintenance of existence and insurance, compliance with laws, payment of obligations, use of proceeds, further assurances and assistance in involuntary bankruptcy proceedings, distributions, additional collateral, and certain tax matters and (ii) customary negative covenants including, but not limited to, restrictions on incurrence of indebtedness, liens, modification of collateral documents, fundamental changes, asset sales, restricted payments and investments, change in business, affiliate transactions, activities related to sanctions, money-laundering, bankruptcy and similar matters, ERISA plans and employee matters, settlement of disputes, separateness, and certain tax and accounting matters.

The Loan Agreement includes events of default including, but not limited to, (a) failure to pay accrued interest subject to the applicable cure period, (b) failure to pay principal, any unpaid MOIC or any accrued interest on the applicable maturity date, (c) failure to make other payments within 5 business days of the due date, (d) any representation, warranty or certification is incorrect when made, subject to applicable cure periods, (e) default under applicable covenants in the loan agreements, subject to applicable cure periods, (f) certain events related to insolvency, bankruptcy or liquidation, (g) certain final judgments, subject to applicable cure, (h) change of control of the Borrower, (i) cross-defaults, subject to applicable grace periods, to the securitization transactions and other indebtedness of the Borrower’s subsidiaries whose indirect residual equity interest are pledged as collateral under the Facility, (j) replacement or removal of securitization or project company manager or servicers, and (k) failure to comply with certain covenants in favor of the Lenders during the occurrence of certain insolvency events of securitization or project company manager or servicers. Upon the occurrence, and during the continuance, of an event of default, the Agent may, in addition to other customary rights and remedies, declare any outstanding obligations under the Facility including the MOIC Amount immediately due and payable.

Going Concern

Our unrestricted cash, cash flows from operating activities and availability and commitments under existing financing agreements are not sufficient to meet obligations and fund operations for a period of at least one year from the date we issue our consolidated financial statements without implementing additional measures to manage our working capital, secure additional tax equity investment commitments or waivers of conditions to access existing tax equity commitments, and refinance certain of our obligations. Management's plans to address these conditions are described in Note 2, Significant Accounting Policies, to our consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2024, to be filed with the Securities and Exchange Commission. While management has fully implemented certain aspects of its plan at this time, management cannot conclude completing future components of its plans are probable at this time as certain aspects of these plans are, at least in part, beyond management's unilateral control. Therefore, substantial doubt exists regarding our ability to continue as a going concern for a period of at least one year from the date we issue our consolidated financial statements.

Management's plans to address these conditions include certain or all of the following: (a) refinancing certain of our obligations due during the look-forward period, (b) executing additional debt financing that can be used for general corporate purposes, (c) reducing expenditures, (d) revising dealer payment terms and (e) obtaining tax equity investment commitment that is sufficient to continue operating our business model. We can offer no assurances we will be able to successfully implement any of these plans or obtain financing at acceptable terms or at all. To support executing elements of this plan, we have hired a financial advisor to help us manage certain aspects of our debt management and refinancing efforts. See Note 7, Long-Term Debt of our Annual Report on Form 10-K as of December 31, 2024, to be filed with the Securities and Exchange Commission, for further discussion of our debt obligations.

Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2024 results at 8:00 a.m. Eastern Time, on March 3, 2025. The conference call can be accessed live over the phone by dialing 833-470-1428 or 404-975-4839. The access code for the live call is 601536.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403 or 929-458-6194. The access code for the replay is 736946. The replay will be available until March 6, 2025.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our operational and financial targets, operating performance, including our outlook and guidance, demand for Sunnova’s products and services, future financing and ability to raise capital therefrom, and liquidity forecasts. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the substantial doubt about our ability to continue as a going concern and risks regarding our ability to forecast our business due to fluctuations in the solar and home-building markets, availability of capital, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is an industry-leading adaptive energy services company focused on making clean energy more accessible, reliable, and affordable for homeowners and businesses. Through its adaptive energy platform, Sunnova provides a better energy service at a better price to deliver its mission of powering energy independence. For more information, visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$211,192	$212,832
Accounts receivable—trade, net	43,670	40,767
Accounts receivable—other, net	318,330	253,350
Other current assets, net of allowance of $5,550 and $4,659 as of December 31, 2024 and 2023, respectively	454,311	429,299
Total current assets	1,027,503	936,248

Property and equipment, net	7,411,954	5,638,794
Customer notes receivable, net of allowance of $134,499 and $111,818 as of December 31, 2024 and 2023, respectively	3,925,256	3,735,986
Intangible assets, net	105,214	134,058
Other assets	883,772	895,885
Total assets (1)	$13,353,699	$11,340,971

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$699,396	$355,791
Accrued expenses	131,266	122,355
Current portion of long-term debt	327,228	483,497
Other current liabilities	165,861	133,649
Total current liabilities	1,323,751	1,095,292

Long-term debt, net	8,133,179	7,030,756
Other long-term liabilities	1,211,676	1,086,011
Total liabilities (1)	10,668,606	9,212,059

Redeemable noncontrolling interests	260,562	165,872

Stockholders' equity:
Common stock, 125,067,917 and 122,466,515 shares issued as of December 31, 2024 and 2023, respectively, at $0.0001 par value	13	12
Additional paid-in capital—common stock	1,785,041	1,755,461
Retained earnings (accumulated deficit)	46,590	(228,583)
Total stockholders' equity	1,831,644	1,526,890
Noncontrolling interests	592,887	436,150
Total equity	2,424,531	1,963,040
Total liabilities, redeemable noncontrolling interests and equity	$13,353,699	$11,340,971

(1) The consolidated assets as of December 31, 2024 and 2023 include $7,023,751 and $5,297,816, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $96,508 and $54,674 as of December 31, 2024 and 2023, respectively; accounts receivable—trade, net of $23,950 and $13,860 as of December 31, 2024 and 2023, respectively; accounts receivable—other of $280,039 and $187,607 as of December 31, 2024 and 2023, respectively; other current assets of $647,464 and $693,772 as of December 31, 2024 and 2023, respectively; property and equipment, net of $5,827,836 and $4,273,478 as of December 31, 2024 and 2023, respectively; and other assets of $147,954 and $74,425 as of December 31, 2024 and 2023, respectively. The consolidated liabilities as of December 31, 2024 and 2023 include $419,902 and $278,016, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $293,329 and $197,072 as of December 31, 2024 and 2023, respectively; accrued expenses of $1,330 and $157 as of December 31, 2024 and 2023, respectively; other current liabilities of $8,486 and $7,269 as of December 31, 2024 and 2023, respectively; and other long-term liabilities of $116,757 and $73,518 as of December 31, 2024 and 2023, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenue:
Customer agreements and incentives	$541,530	$378,136
Solar energy system and product sales	298,392	342,517
Total revenue	839,922	720,653

Operating expense:
Cost of revenue—customer agreements and incentives	213,407	149,206
Cost of revenue—solar energy system and product sales	249,555	278,291
Operations and maintenance	104,947	96,997
General and administrative	458,982	384,223
Goodwill impairment	—	13,150
Provision for current expected credit losses and other bad debt expense	35,094	46,199
Other operating (income) expense	17,478	(3,978)
Total operating expense, net	1,079,463	964,088

Operating loss	(239,541)	(243,435)

Interest expense, net	491,172	371,937
Interest income	(149,918)	(115,872)
Loss on extinguishment of long-term debt, net	4,551	—
Other (income) expense	6,940	3,949
Loss before income tax	(592,286)	(503,449)

Income tax (benefit) expense	(144,513)	(1,023)
Net loss	(447,773)	(502,426)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(79,880)	(84,465)
Net loss attributable to stockholders	$(367,893)	$(417,961)

Net loss per share attributable to stockholders—basic and diluted	$(2.96)	$(3.53)
Weighted average common shares outstanding—basic and diluted	124,240,517	118,344,728

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(447,773)	$(502,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	229,012	153,387
Impairment and loss on disposals, net	55,904	56,592
Amortization of intangible assets	28,432	28,432
Amortization of deferred financing costs	59,222	25,226
Amortization of debt discount	30,130	19,174
Non-cash effect of equity-based compensation plans	28,192	25,535
Non-cash direct sales revenue	(49,350)	(60,590)
Provision for current expected credit losses and other bad debt expense	35,094	46,199
Unrealized loss on derivatives	3,771	67,318
Unrealized (gain) loss on fair value instruments and equity securities	(17,294)	188
Loss on sales of customer notes receivable	43,448	—
Loss on extinguishment of long-term debt, net	4,551	—
Other non-cash items	(11,695)	7,332
Changes in components of operating assets and liabilities:
Accounts receivable	(108,220)	101,125
Other current assets	(144,361)	(105,743)
Other assets	(76,682)	(115,488)
Accounts payable	9,210	(5,493)
Accrued expenses	(2,907)	(11,213)
Other current liabilities	22,109	43,665
Other long-term liabilities	(1,641)	(10,782)
Net cash used in operating activities	(310,848)	(237,562)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,642,838)	(1,832,714)
Payments for investments and customer notes receivable	(302,614)	(909,488)
Proceeds from customer notes receivable	226,256	180,721
Proceeds from sales of customer notes receivable	84,874	—
Proceeds from investments in solar receivables	11,915	11,582
Other, net	6,632	5,238
Net cash used in investing activities	(1,615,775)	(2,544,661)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	2,780,375	3,507,828
Payments of long-term debt	(1,835,474)	(1,406,022)
Payments on notes payable	(8,890)	(7,151)
Payments of deferred financing costs	(61,053)	(75,920)
Proceeds from issuance of common stock, net	(1,668)	81,316
Contributions from redeemable noncontrolling interests and noncontrolling interests	1,212,142	692,894
Distributions to redeemable noncontrolling interests and noncontrolling interests	(589,037)	(48,986)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(27,412)	(11,881)
Proceeds from sales of investment tax credits for redeemable noncontrolling interests and noncontrolling interests	519,906	5,971
Other, net	(8,557)	(6,998)
Net cash provided by financing activities	1,980,332	2,731,051
Net increase (decrease) in cash, cash equivalents and restricted cash	53,709	(51,172)
Cash, cash equivalents and restricted cash at beginning of period	494,402	545,574
Cash, cash equivalents and restricted cash at end of period	548,111	494,402
Restricted cash included in other current assets	(78,240)	(62,188)
Restricted cash included in other assets	(258,679)	(219,382)
Cash and cash equivalents at end of period	$211,192	$212,832

Key Operational Metrics

Supplemental Items	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net loss	$(127,681)	$(234,836)	$(447,773)	$(502,426)
Interest expense, net	$102,530	$171,782	$491,172	$371,937
Interest income	$(40,262)	$(34,202)	$(149,918)	$(115,872)
Income tax (benefit) expense	$14,900	$609	$(144,513)	$(1,023)
Depreciation expense	$62,924	$45,430	$229,012	$153,387
Amortization expense	$8,012	$7,471	$30,738	$29,583
Non-cash compensation expense	$3,079	$5,723	$28,192	$25,535
ARO accretion expense	$1,840	$1,414	$6,652	$4,905
Non-cash disaster (gains) losses	$—	$465	$(3,094)	$3,865
Loss on extinguishment of long-term debt, net	$4,551	$—	$4,551	$—
Unrealized (gain) loss on fair value instruments and equity securities	$(1,931)	$(658)	$(17,294)	$188
Amortization of payments to dealers for exclusivity and other bonus arrangements	$2,471	$1,987	$8,745	$6,944
Provision for current expected credit losses	$9,944	$6,048	$24,442	$35,515
Non-cash impairments	$1,033	$28,889	$47,833	$50,995
ITC sales	$270,882	$193,003	$645,521	$207,425
Loss on sales of non-core customer notes receivable	$—	$—	$23,962	$—
ITC buyer underutilization fees	$12,766	$—	$12,766	$—
Other, net	$—	$(1,639)	$—	$3,571
Interest income	$40,262	$34,202	$149,918	$115,872
Principal proceeds from customer notes receivable, net of related revenue	$47,672	$43,787	$179,378	$146,701
Proceeds from investments in solar receivables	$2,642	$2,874	$11,915	$11,582

Supplemental Expense Items	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Total operating expense, net	$268,031	$290,849	$1,079,463	$964,088
Depreciation expense	$(62,924)	$(45,430)	$(229,012)	$(153,387)
Amortization expense	$(8,012)	$(7,471)	$(30,738)	$(29,583)
Non-cash compensation expense	$(3,079)	$(5,723)	$(28,192)	$(25,535)
ARO accretion expense	$(1,840)	$(1,414)	$(6,652)	$(4,905)
Non-cash disaster gains (losses)	$—	$(465)	$3,094	$(3,865)
Amortization of payments to dealers for exclusivity and other bonus arrangements	$(2,471)	$(1,987)	$(8,745)	$(6,944)
Provision for current expected credit losses	$(9,944)	$(6,048)	$(24,442)	$(35,515)
Non-cash impairments	$(1,033)	$(28,889)	$(47,833)	$(50,995)
Cost of revenue related to direct sales	$(12,593)	$(14,850)	$(59,571)	$(48,049)
Cost of revenue related to cash sales	$(29,757)	$(18,643)	$(85,214)	$(52,644)
Cost of revenue related to inventory sales	$(23,890)	$(47,355)	$(103,332)	$(176,371)
Unrealized gain on fair value instruments	$3,990	$638	$24,234	$3,761
Gain on held-for-sale loans	$—	$8	$37	$19
Loss on sales of customer notes receivable	$(22)	$—	$(43,448)	$—
ITC buyer underutilization fees	(12,766)	—	(12,766)	—
Other, net	$—	$1,639	$—	$(3,571)

	As of December 31, 2024	As of December 31, 2023
Number of customers	441,200	419,200

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Weighted average number of systems, excluding loan agreements and cash sales	308,000	243,800	283,000	219,100
Weighted average number of systems with loan agreements, including accessory loans	109,900	150,000	128,800	120,400
Weighted average number of systems with cash sales	18,700	11,500	16,000	9,300
Weighted average number of systems	436,600	405,300	427,800	348,800

Key Terms for Our Key Metrics

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product or Sunnova-financed product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Contacts

Investor Contact:
Rodney McMahan
IR@sunnova.com
281-971-3323

Media Contact:
Russell Wilkerson
Russell.Wilkerson@sunnova.com
203-581-2114